EXHIBIT 99.1
NEWS RELEASE
Siebel Systems Confirms Financial Results
For the Quarter Ended December 31, 2005
Confirms License Revenues Up 92% over Third Quarter
Profitability Exceeds Preliminary Results:
Operating Margin Reaches 25%; Operating Income Up 220% over Third Quarter
SAN MATEO, Calif. — January 25, 2006 — Siebel Systems, Inc. (NASDAQ: SEBL), a leading provider of customer-facing solutions, today announced financial results for the fourth quarter and full year ended December 31, 2005. The results reported today exceed preliminary financial results presented on January 12, 2006, original management guidance and analyst consensus expectations, and reflect strong sequential and year over year growth across all revenue and profit measures.

		Q4 2005					Q4 2005 Results vs.
	Q4 2005		Company	Analyst	Q3 2005	Q4 2004	Q4 2005	Company	Analyst	Q3 2005	Q4 2004
($M, except %s, EPS)	Results	Preliminary	Guidance	Consensus	Actual	Actual	Preliminary	Guidance	Consensus	Actual	Actual
Revenues
License	215	214	110-130	124	112	161	+0.5%	+79%	+73%	+92%	+34%
Maintenance	130	131	120-126	126	125	122	-0.8%	+6%	+3%	+4%	+6%
Services & Other	124	124	110-115	114	111	109	-0.2%	+10%	+9%	+12%	+14%

Total Revenues	469	469	340-360	362	348	392	-0.1%	+34%	+29%	+35%	+19%

Operating Income	116	107-111	N/A	N/A	36	65	+6.1%	N/A	N/A	+220%	+77%
Operating Margin	25%	23%-24%	13%-16%	15%	10%	17%	+5.0%	+70%	+68%	+137%	+48%

Net Income	89	N/A	N/A	43	35	54	N/A	N/A	+108%	+156%	+65%
Net Margin	19%	N/A	N/A	12%	10%	14%	N/A	N/A	+60%	+90%	+38%

Earnings Per Share	$0.16	N/A	0.07-0.08	$0.07	$0.06	$0.10	N/A	114%	+129%	+167%	+60%

Q4 2005 Guidance as of October 26, 2005. Analyst Consensus as of January 6, 2006. Preliminary results published January 12, 2006.
Fourth Quarter Results
Total revenues for the fourth quarter of 2005 were $469 million, consistent with preliminary results, above analyst consensus expectations by 29%, up 35% sequentially, and up 19% year over year. License revenues for the quarter were $215 million, consistent with preliminary results, above analyst consensus expectations by

73%, up 92% sequentially, and up 34% year over year. Maintenance revenues were $130 million, consistent with preliminary results, above analyst consensus expectations by 3%, up 4% sequentially, and up 6% year over year. Services and Other revenues were $124 million, consistent with preliminary results, above analyst consensus expectations by 9%, up 12% sequentially, and up 14% year over year. In addition, OnDemand total contract value for the fourth quarter of 2005 was $16 million, up 43% sequentially and 66% year over year.
Operating income was $116 million, $5 million or one percentage point over the high end of the preliminary results range, up $80 million or 220% sequentially and up $50 million or 77% year over year. Financial results for the fourth quarter of 2005 include the impact of $11 million in acquisition-related earnout and intangible asset impairment, merger-related legal, and other charges. Operating margin was 25%, up fifteen percentage points sequentially and up eight percentage points year over year. Net income was $89 million, up $54 million or 156% sequentially and up $35 million or 65% year over year. Net margin was 19%, up nine percentage points sequentially and up five percentage points year over year. Earnings per share for the quarter ended December 31, 2005 were $0.16, a ten cent or 167% increase sequentially and a six cent or 60% increase year over year. The effective tax rate was 33% in the fourth quarter.
Full Year Results
Total revenues for the year ended December 31, 2005 were $1.43 billion, a 7% increase from 2004. For the year, license revenues were $480 million, maintenance revenues were $500 million and services and other revenues were $449 million, representing a 1% decrease, 6% increase and 17% increase, respectively, from 2004.
Operating income and operating margin for the year ended December 31, 2005 were $59 million and 4%, respectively, a $70 million and six percentage point decrease compared with 2004. Financial results for the full year of 2005 include the impact of $111 million in restructuring, acquisition-related earnout, in process research and development and intangible asset impairment, merger-related legal and other charges. Net income and net margin for the year were $70 million and 5%, respectively, a $41 million and three percentage point decrease from 2004. Earnings per share for the year ended December 31, 2005 were $0.13, a seven cent per share decrease from 2004. The effective tax rate for 2005 was 43%.

Balance Sheet
The company’s cash, cash equivalents and short term investments were $2.39 billion as of December 31, 2005, reflecting net cash generated during the fourth quarter of 2005 of $147 million. Deferred revenues were $411 million as of December 31, 2005, up $96 million over the third quarter. As of December 31, 2005, headcount was 4,686.
“Our fourth quarter and second half of 2005 results clearly affirm the market opportunity in customer facing solutions and business analytics, the improvements we have made to address this market, and customer confidence in the future of Siebel customer solutions and analytics following the proposed Oracle transaction,” said George T. Shaheen, Chief Executive Officer of Siebel Systems. “I am particularly proud of our employee loyalty in serving our customers, addressing our investor commitments, and preserving and enhancing our franchise during this unsettling merger period. As we prepare to combine with Oracle, we remain committed to further improving our financial performance, sustaining and enhancing our product and technology leadership, and helping our loyal and strong network of partners and customers achieve continued success with Siebel customer facing solutions. Every employee can take great pride in a final quarter and transition to Oracle that reflect the professionalism, work ethic and values on which this company was founded.”
The company will not conduct a conference call in conjunction with this earnings press release.
About Siebel Systems
Siebel Systems is a leading provider of software solutions and services that drive value and loyalty in client-customer relationships, providing best-in-class capabilities in on-premise and hosted customer relationship management (CRM), business analytics, and customer data integration. Siebel’s new Customer Adaptive Solutions enable organizations to model their customer-centric business processes in order to drive the most effective customer interactions, gain increased insight over time, and continually realign those processes for systemic and consistent improvement. With more than $2 billion in R&D investments, 13 years of customer software experience, an extensive global ecosystem of alliance partners, and more than 4,000 customers and 3.8 million live users, Siebel is the proven choice in helping organizations of all types and sizes achieve customer-driven business results. For more information, visit www.siebel.com.
Contact:
Terry Lee
Christopher Bunn
Siebel Systems Investor Relations Department
650.295.5656
investor.relations@siebel.com
Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions.
This press release contains forward-looking statements that involve risks and uncertainties. Future operating results of Siebel Systems, Inc. may differ from that forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with our pending merger with Oracle Corporation, financial, economic, political and other uncertainties, the business software applications market, dependence on the Internet, risks associated with new versions and new products and risks associated with rapid technological change. Further information on potential factors that could affect the financial results of Siebel Systems, Inc. are included in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Siebel Systems assumes no obligation to update the information in this press release.

SIEBEL SYSTEMS, INC.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2005	2004	2005
Revenues:
Software license	$160,920	$215,059	$487,127	$480,493
Professional services, maintenance and other	231,441	253,689	852,666	948,647

Total revenues	392,361	468,748	1,339,793	1,429,140

Cost of revenues:
Software license	4,262	10,702	13,316	22,809
Professional services, maintenance and other	118,175	125,491	443,585	478,072

Total cost of revenues	122,437	136,193	456,901	500,881

Gross margin	269,924	332,555	882,892	928,259

Operating expenses:
Product development	79,981	74,040	299,051	285,941
Sales and marketing	96,072	111,462	337,690	382,351
General and administrative	27,954	31,773	104,541	107,806
Restructuring and other charges	482	(415)	6,789	82,629
Purchased in-process product development	—		6,000	10,890

Total operating expenses	204,489	216,860	754,071	869,617

Operating income	65,435	115,695	128,821	58,642

Other income, net	13,670	15,951	46,746	64,216

Income before income taxes	79,105	131,646	175,567	122,858

Income taxes	25,268	42,826	64,899	53,330

Net income	$53,837	$88,820	$110,668	$69,528

Diluted net income per share	$0.10	$0.16	$0.20	$0.13

Shares used in diluted share computation	540,874	553,494	540,530	545,616

Basic net income per share	$0.11	$0.17	$0.22	$0.13

Shares used in basic share computation	508,229	530,508	505,044	521,752

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